UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2005

MAYOR’S JEWELERS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-09647	59-2290953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14051 Northwest 14th Street, Suite 200

Sunrise, Florida 33323

(Address of Principal Executive Offices)

954-846-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2005, Mayor’s Jewelers, Inc. (the “Company”) entered into a Warrant Redemption Agreement (the “Agreement”) with John Ball, the former Chief Financial Officer of the Company. Under the terms and conditions of the Agreement, the Company agreed to purchase 501,348 warrants to purchase common stock of the Company (the “Warrants”) held by Mr. Ball for US$150,000. Additionally, Mr. Ball agreed to release the Company from any and all claims arising from or related to the Warrants.

In connection with the Agreement, on May 25, 2005, the Company received a waiver (the “Waiver”) from its lenders and administrative agent to the Revolving Credit, Tranche B Loan and Security Agreement, dated as of August 20, 2002, as amended (the “Credit Agreement”), by and among the Company, Mayor’s Jewelers of Florida, Inc. (f/k/a Mayor’s Jewelers, Inc.) and each of the other domestic subsidiaries parties thereto, Fleet Retail Group Inc. (f/k/a Fleet Retail Finance Inc.) (“FRGI”), GMAC Commercial Finance LLC (successor in interest to GMAC Business Credit, LLC) (“GMACCF”) as syndication agent, Back Bay Capital Funding LLC (“BBCF” and collectively with FRGI and GMACCF, the “Lenders”) and Fleet Retail Group Inc. (f/k/a Fleet Retail Finance Inc.) as administrative agent (the “Administrative Agent”). Sections 9.3 and 9.4 of the Credit Agreement would have prohibited the consummation of the Agreement. Under the Waiver, the Lenders and Administrative Agent consented to the consummation of the Agreement and waived the application of such provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYOR’S JEWELERS, INC.

	By:	/s/ Marc Weinstein
	Name:	Marc Weinstein
Dated: May 31, 2005	Title:	Senior Vice President and Chief Administrative Officer